Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

CHR VIII-PCP MHC CHARLOTTE DIXIE, L.L.C.
CHR VIII-PCP MHC CHARLOTTE MEADOWBROOK, L.L.C.
CHR VIII-PCP MHC CHARLOTTE DRIFTWOOD, L.L.C.
AS SELLER

AND

MHP PURSUITS LLC
AS PURCHASER

DATED OCTOBER 19, 2021

i

LIST OF DEFINED TERMS

Page No.

Additional Property Information	7
Agreement	1
Assignment	15
Broker	2
Casualty Notice	12
CERCLA	22
Closing	13
Closing Date	3
Closing Date Extension Option	3
Closing Extension Earnest Money	3
Code	19
Deed	14
Dixie Land	4
Dixie Property	4
Dixie Real Property	4
Driftwood Land	4
Driftwood Property	4
Driftwood Real Property	5
Due Diligence Termination Notice	8
Earnest Money	2
Effective Date	2
ERISA	19
Escrow Agent	2
Hazardous Material	22
Hazardous Materials	22
Hazardous Substance	22
Improvements	4
Independent Consideration	6
Information Delivery Date	2
Inspection Period	3
Intangible Personal Property	5
Land	4
Lease Files	7
Leases	5
License Agreements	5
Material Damage	12
Materially Damaged	12
Meadowbrook Land	4
Meadowbrook Property	4
Meadowbrook Real Property	4
Natural Gas Liquids	22
OFAC	18

Operating Statements	7
Permitted Exceptions	11
Permitted Outside Parties	9
Petroleum	22
Plan	19
Pollutant or Contaminant	22
Property	4
Property Documents	8
Property Information	7
Purchase Price	1
Purchaser	1
Real Property	4
Rent Roll	7
Report	9
Reports	9
Seller	1
Seller’s Representatives	19
Service Contracts	5
Survey	11
Survival Period	19
Tangible Personal Property	5
Taxes	16
Tenant Receivables	16
Title and Survey Review Period	2
Title Commitment	11
Title Commitment Delivery Date	2
Title Company	2
Title Policy	11
to Seller’s knowledge	19
to the best of Seller’s knowledge	19
Unbilled Tenant Receivables	16
Uncollected Delinquent Tenant Receivables	16

PURCHASE AND SALE AGREEMENT
Dixie Mobile Home Park, Kings Mountain, North Carolina
Meadowbrook Mobile Home Park, York, South Carolina
Driftwood Village Mobile Home Park, Charlotte, North Carolina

This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B. Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1
Basic Information

1.1.1	Seller:	CHR VIII-PCP MHC CHARLOTTE DIXIE, L.L.C., a Delaware limited liability company (“Dixie Seller”), CHR VIII-PCP MHC CHARLOTTE MEADOWBROOK, L.L.C., a Delaware limited liability company (“Meadowbrook Seller”), and CHR VIII-PCP MHC CHARLOTTE DRIFTWOOD, L.L.C., a Delaware limited liability company (“Driftwood Seller”). Each of Dixie Seller, Meadowbrook Seller, and Driftwood Seller is a “Seller” and may be referred to collectively as “Seller” or “Sellers.”

1.1.2	Purchaser:	MHP Pursuits LLC, a North Carolina limited liability company

1.1.3	Purchase Price:

$5,500,000.00. Purchaser and Sellers acknowledge and agree that: (i) the Purchase Price (and the corresponding portion of the Earnest Money) shall be allocated among the Property owned by each Seller as set forth on Schedule 1.1.3 hereof; and (ii) a further allocation of the Purchase Price (a) among the Real Property owned by each Seller, and (b) among the Tangible Personal Property owned by each Seller as set forth on Schedule 1.1.3 hereof. Buyer and Sellers agree that the Purchase Price allocations set forth on Schedule 1.1.3 shall be utilized for any and all matters arising under this Agreement, including, without limitation, any transfer tax or personal property sales tax declarations jointly executed and/or submitted by the applicable Seller and Purchaser, any reporting to the applicable recording office in connection with calculating transfer/recordation taxes, and the amount of the Title Policy premiums applicable to each Real Property.

Schedule 1.1.3, Allocation of Purchase Price

1.1.4	Earnest Money:	$75,000.00 the “Earnest Money”, including interest thereon, to be deposited in accordance with Section 3.1 below, plus interest thereon, pursuant to Section 3.1.

1.1.5	Title Company:	Stewart Title Guaranty Company 5935 Carnegie Blvd., Suite 301 Charlotte, North Carolina 28209 Attn.: Danielle Howell Telephone number: (888) 860-5554 E-mail: dhowell@stewart.com
1.1.6	Escrow Agent:	Stewart Title Guaranty Company 5935 Carnegie Blvd., Suite 301 Charlotte, North Carolina 28209 Attn.: Danielle Howell Telephone number: (888) 860-5554 E-mail: dhowell@stewart.com
1.1.7	Broker:	Real Broker Commercial, LLC
1.1.8	Effective Date:	The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement. If the execution date is left blank by either Purchaser or Seller, the Effective Date shall be the execution date inserted by the other party.

1.1.9	Property Information Delivery Date:	The date which is five (5) days after the Effective Date.

1.1.10	Title Commitment Delivery Date:	The date which is ten (10) days after the Effective Date.

1.1.11	Title and Survey Review Period:	The period ending ten (10) days prior to the expiration of the Inspection Period.

1.1.12	Inspection Period:	The period beginning on the Effective Date and ending at 5:00 p.m. Dallas, Texas time on forty-five (45) days after the Effective Date.

Schedule 1.1.3, Allocation of Purchase Price

1.1.13	Closing Date:	The date which is thirty (30) days after the expiration of the Inspection Period; provided, however, that Purchaser shall have the right to extend the Closing Date for a period of up to fifteen (15) days (the “Closing Date Extension Option”) by (i) delivering written notice of such extension to Purchaser and Escrow Agent at least five (5) days prior to the then-scheduled closing date and (ii) depositing with Escrow Agent an additional $25,000.00 earnest money deposit (the ““Closing Extension Earnest Money”), which Closing Extension Earnest Money shall be non-refundable and immediately released to Seller but credited towards the Purchase Price at Closing. Notwithstanding Purchaser’s exercise of the Closing Date Extension Option, the Closing Date shall occur no later than December 15, 2021 (and such fifteen (15) day Closing Extension Option shall automatically be deemed shortened such that the Closing Date occurs on December 15, 2021, if applicable).

Section 1.2 Closing Costs. Closing costs shall be allocated and paid as follows:

COST	RESPONSIBLE PARTY
Title Commitment required to be delivered pursuant to Section 5.1.	Seller
Premium for Title Policy required to be delivered pursuant to Section 5.4.	Purchaser
Premium for any upgrade of Title Policy for any additional coverage and any endorsements desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges	Purchaser
Costs of Survey and/or any revisions, modifications or recertifications thereto	Purchaser
Costs for UCC searches	Purchaser
Recording fees	Purchaser
Any deed taxes, documentary stamps, transfer taxes, intangible taxes, mortgage taxes or other similar taxes, fees or assessments	Seller
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser: ½ Seller: ½
Real Estate Sales Commission to Broker	N/A
All other closing costs, expenses, charges and fees	Purchaser

Schedule 1.1.3, Allocation of Purchase Price

Section 1.3 Notice Addresses:

Purchaser:	Copy to:
MHP PURSUITS LLC	Whiteford Taylor & Preston LLP
c/o Manufactured Housing Properties, Inc.	Two James Center
136 Main Street	1021 East Cary Street, Suite 1700
Pineville, North Carolina 28134	Richmond, Virginia 23219
[personal information redacted]	[personal information redacted]

Seller:	Copy to:
CHR VIII-PCP MHC CHARLOTTE DIXIE, L.L.C.;	CHR VIII-PCP MHC CHARLOTTE DIXIE, L.L.C.;
CHR VIII-PCP MHC CHARLOTTE MEADOWBROOK, L.L.C.;	CHR VIII-PCP MHC CHARLOTTE MEADOWBROOK, L.L.C.;
CHR VIII-PCP MHC CHARLOTTE DRIFTWOOD, L.L.C.	CHR VIII-PCP MHC CHARLOTTE DRIFTWOOD, L.L.C.
3819 Maple Avenue	3819 Maple Avenue
Dallas, Texas 75219	Dallas, Texas 75219
[personal information redacted]	[personal information redacted]

Copy to (via email only):	With an additional copy to:
CHR VIII-PCP MHC CHARLOTTE DIXIE, L.L.C.;	Wick Phillips Gould & Martin, LLP
CHR VIII-PCP MHC CHARLOTTE MEADOWBROOK, L.L.C.;	3131 McKinney Avenue, Suite 500
CHR VIII-PCP MHC CHARLOTTE DRIFTWOOD, L.L.C.	Dallas, Texas 75204
[personal information redacted]	[personal information redacted]

ARTICLE 2
Property

Section 2.1 Property. Subject to the terms and conditions of this Agreement, each Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property owned by the applicable Seller (collectively, the “Dixie Property”, the “Meadowbrook Property”, and the “Driftwood Property”, which each may be referred to individually or collectively, as the case may be, as the “Property”):

2.1.1 Real Property. The land described in Exhibit A-1 (the “Dixie Land”), Exhibit A-2 (the “Meadowbrook Land”), and Exhibit A-3 (the “Driftwood Land” and together with the Dixie Land the Meadowbrook Land, the “Land”) attached hereto, together with (a) all improvements located thereon, but expressly excluding improvements and structures owned by any tenant (“Improvements”), (b) without warranty, all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the applicable Land (together with the Dixie Land, the “Dixie Real Property”, together with the Meadowbrook Land, the “Meadowbrook Real Property”, together with the Driftwood Land, the “Driftwood Real Property” and, collectively, the “Real Property”).

Schedule 1.1.3, Allocation of Purchase Price

2.1.2 Leases. All of Seller’s right, title and interest, without warranty, in all leases of the Real Property (other than License Agreements), including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “Leases”).

2.1.3 Tangible Personal Property. All of Seller’s right, title and interest, without warranty, in the equipment, machinery, furniture, furnishings, mobile home coaches, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned or leased by Seller’s property manager or tenants at or on the Real Property and further excluding any items of personal property by third parties and leased to Seller (collectively, the “Tangible Personal Property”).

2.1.4 Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trademarks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent owned by Seller and assignable without cost to Seller); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including Leases or License Agreements (collectively, the “Service Contracts”) (but only to the extent assignable without cost to Seller and Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent owned by Seller and assignable without cost to Seller); governmental permits, approvals and licenses, if any (to the extent owned by Seller and assignable without cost to Seller); and telephone exchange numbers (to the extent owned by Seller and assignable without cost to Seller (all of the items described in this Section 2.1.4 collectively referred to as the “Intangible Personal Property”). Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and (c) any trade name, mark or other identifying material that includes the names “Trammell Crow,” “Crow Holdings Capital Partners,” “CH Realty,” “Crow Holdings” or any derivative thereof.

2.1.5 License Agreements. All of Seller’s right, title and interest, without warranty, in and to all agreements (other than Leases), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property and generate income to Seller as the owner of the Real Property, including agreements which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “License Agreements”). Anything in this Agreement to the contrary notwithstanding, Purchaser shall assume the obligations of the “lessor” or “licensor” under all License Agreements, some or all of which may be non-cancelable.

Schedule 1.1.3, Allocation of Purchase Price

ARTICLE 3
Earnest Money

Section 3.1 Deposit and Investment of Earnest Money. Within three business days after the Effective Date, Purchaser shall deposit the Earnest Money with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

Section 3.2 Independent Consideration. If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms hereof, the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances.

Section 3.3 Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser at any time prior to the actual receipt by Escrow Agent of such deposit from Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be immediately delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

Section 3.4 Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing, returned to Purchaser, or paid over to Seller pursuant to the terms of this Agreement. If Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.4, Escrow Agent shall pay the entire Earnest Money (less the Independent Consideration) to Purchaser one business day following receipt of the Due Diligence Termination Notice from Purchaser (as long as the current investment can be liquidated and disbursed in one business day). No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent if Purchaser terminates this Agreement pursuant to Section 4.4. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.4, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the tenth business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

Schedule 1.1.3, Allocation of Purchase Price

ARTICLE 4
Due Diligence

Section 4.1 Due Diligence Materials To Be Delivered. Seller shall deliver to Purchaser the following (the “Property Information”) on or before the Property Information Delivery Date:

4.1.1 Rent Roll. A current rent roll (“Rent Roll”) for each Property utilizing Seller’s standard form;

4.1.2 Financial Information. Copy of operating statements and a summary of capital expenditures pertaining to each Property for the 24 months preceding the Effective Date or such lesser period as Seller has owned the Property (“Operating Statements”);

4.1.3 Tax Statements. Copy of ad valorem tax statements relating to each Property for the current tax period;

4.1.4 Title and Survey. Copy of Seller’s most current title insurance information and survey of each Property;

4.1.5 Service Contracts. A list of Service Contracts, together with copies thereof;

4.1.6 Personal Property. A list of Tangible Personal Property; and

4.1.7 License Agreements. A list of any License Agreements, together with copies thereof.

Except for the Rent Roll contemplated in Section 4.1.1, Seller’s obligations to deliver the items listed in this Section 4.1 shall be limited to the extent such items are in the possession of Seller or its property management company.

Section 4.2 Due Diligence Materials To Be Made Available. To the extent such items are in Seller’s possession and control, Seller shall make available to Purchaser for Purchaser’s review, at Seller’s option at either the offices of Seller’s property manager or at the Property, the following items and information (the “Additional Property Information”) on or before the Property Information Delivery Date, and Purchaser at its expense shall have the right to make copies of same:

4.2.1 Lease Files. The lease files for all tenants, including the Leases, amendments, guaranties, any letter agreements and assignments which are then in effect (“Lease Files”);

4.2.2 Maintenance Records and Warranties. Maintenance work orders for the 12 months preceding the Effective Date and warranties, if any, on roofs, air conditioning units, fixtures and equipment;

4.2.3 Plans and Specifications. Building plans and specifications relating to each Property; and

4.2.4 Licenses, Permits and Certificates of Occupancy. Licenses, permits and certificates of occupancy relating to the Property.

Schedule 1.1.3, Allocation of Purchase Price

Section 4.3 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate prior notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests as permitted under this Agreement, provided that (a) Purchaser must give Seller two full business days’ prior telephone or written notice of any such inspection or test, (b) with respect to (i) any intrusive inspection or test, (ii) any “Phase II” type testing or investigation or (iii) any testing scope that is beyond a customary “Phase I” investigation (including, without limitation, any core sampling, soils testing, vapor testing, air-quality testing, infrared testing, testing of on-site materials or other similar testing, sampling or investigation) Purchaser must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion), (c) prior to entering upon the Property to perform any inspection or test, Purchaser, or the applicable vendor entering upon the Property on behalf of Purchaser, have in place reasonable amounts of commercial general liability insurance and workers compensation insurance for its activities on the Property in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall name Seller as an additional insured thereunder, and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.9 below; (d) no leased residential pad sites at the Property, nor the homes located thereon, shall be entered without first coordinating with Seller or Seller’s property manager and only with Seller or Seller’s property manager being present; provided, however, that Seller shall make its representative reasonably available such that Seller is not the cause of delays in Purchaser completing its inspections, (e) Purchaser shall not conduct interviews or meetings with any residential tenants without providing Seller or Seller’s property manager with the opportunity to be present for such interviews or meetings; provided, however, that Seller shall make its representative reasonably available such that Seller is not the cause of delays in Purchaser completing its inspections, (f) Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests, and (g) Purchaser may conduct interviews or meetings with the regional manager and the on-site senior property manager of Seller’s property manager regarding the operation, ownership and maintenance of the Property, provided that (i) any such interviews and meetings shall be limited to a reasonable duration so as not to materially disrupt the ordinary working schedule of such persons and (ii) Purchaser shall not conduct any interviews or meetings with any leasing agents or maintenance personnel without notifying the regional manager or the on-site senior property manager of Seller’s property manager of such interviews or meetings and providing the opportunity for such regional manager or on-site senior property manager or other Seller representative to participate. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may meet with any tenant; provided, however, Purchaser must contact Seller at least two full business days in advance by telephone or in writing to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires; provided, however, that Seller shall make its representative reasonably available such that Seller is not the cause of delays in Purchaser completing its inspections. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may meet with any governmental authority for the sole purpose of gathering information in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least two full business days in advance by telephone to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.

Section 4.4 Due Diligence/Termination Right. Purchaser shall have through 5:00 p.m. Dallas, Texas time on the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the “Property Documents”) and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Escrow Agent (the “Due Diligence Termination Notice”) prior to 5:00 p.m. Dallas, Texas on the last day of the Inspection Period. If Purchaser does not timely give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.

Schedule 1.1.3, Allocation of Purchase Price

Section 4.5 Return of Documents and Reports. Upon any termination of this Agreement (other than arising out of a Seller default hereunder), Purchaser shall provide to Seller, upon Seller’s reimbursement to Purchaser of the costs and expenses of the same, copies of all third party reports, investigations and studies, other than economic analyses and other than legal analysis memoranda (collectively, the “Reports” and, individually, a “Report”) prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Property, if any. The Reports shall be delivered to Seller without any liability to Seller and without representation or warranty from Purchaser as to the completeness or accuracy of the Reports or any other matter relating thereto. Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement and shall constitute a condition to any right of Purchaser to a return of the Earnest Money pursuant to the terms of this Agreement.

Section 4.6 Service Contracts. On or prior to 5:00 p.m. Dallas, Texas on the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts it will assume at Closing. Purchaser’s failure to deliver such notice shall be deemed notification to Seller that Purchaser will not assume any Service Contracts at Closing. Seller shall deliver notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations arising from and after the Closing Date under those Service Contracts that Purchaser has specifically agreed to assume.

Section 4.7 Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). Notwithstanding the foregoing, Purchaser may disclose the contents of the Property Documents as (a) expressly required under applicable laws or (b) expressly required by appropriate written judicial order, subpoena or demand issued by a court of competent jurisdiction (but will first give Seller written notice of the requirement and will cooperate with Seller so that Seller, at its expense, may seek an appropriate protective order and, in the absence of a protective order, Purchaser may disclose only such content as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and Purchaser will use reasonable efforts to secure confidential treatment of any such content so disclosed). Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third-party benefits or relationships of any kind, either express or implied, have been offered, intended or created. As used hereunder, the term “Permitted Outside Parties” shall not include Seller’s existing mortgage lender and Purchaser shall not deliver to Seller’s existing mortgage lender any information relating to the Property unless approved by Seller in writing, in Seller’s sole and absolute discretion.

Section 4.8 No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement and with respect to the Property Information, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Except with respect to the Property Information, Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents solely as an accommodation to Purchaser.

Schedule 1.1.3, Allocation of Purchase Price

Section 4.9 Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (a) not disturb the tenants or interfere with their use of the Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by any tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (h) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; (i) not enter into any occupied pad site at the Property, nor any home located thereon, without Seller or Seller’s authorized representative being present; and (j) Purchaser shall not cause any municipal, fire marshal or other governmental inspection of the Property to occur.

Section 4.10 Purchaser’s Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Section 4.3, Section 4.7 and Section 4.9; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller, or resulting from the gross negligence or intentional or reckless act or omission of Seller or Seller’s employees, agents, or property managers. Purchaser also hereby agrees to indemnify, defend and hold any tenant harmless from and against any and all claims, causes of action, damages, liabilities and expenses which such tenant may suffer or incur due to Purchaser’s breach of its obligation under Section 4.7 above to maintain the confidential nature of any Property Documents or other information relative to such tenant. Purchaser’s obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

Section 4.11 Environmental Studies; Seller’s Right to Terminate. As additional consideration for the transaction contemplated in this Agreement, Purchaser must provide to Seller, immediately following the receipt of same by Purchaser, copies of any and all reports, tests or studies involving contamination of or other environmental concerns relating to the Property; provided, however, Purchaser shall have no obligation to cause any such tests or studies to be performed on the Property. Seller acknowledges that Purchaser has not made and does not make any warranty or representation regarding the truth or accuracy of any such studies or reports. Notwithstanding Section 4.10 above, Purchaser shall have no liability or culpability of any nature as a result of having provided such information to Seller or as a result of Seller’s reliance thereon or arising out of the fact that Purchaser merely conducted such tests or studies, so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller. In the event that such reports, tests or studies indicate the existence or reasonable potential existence of any contamination of any portion of the Property that is not disclosed in the Property Documents and that is material (meaning that the reasonably estimated cost of remediation and/or other liability associated therewith, as determined by Seller’s environmental consultants, exceeds $100,000.00), then Seller may terminate this Agreement by giving written notice to Purchaser within ten business days after Purchaser has provided Seller with copies of such reports, tests or studies, whereupon the Earnest Money shall be returned to Purchaser, the parties shall have no further obligations hereunder except for obligations that expressly survive the termination hereof, and Seller shall pay to Purchaser an amount equal to the lesser of (a) Purchaser’s actual out-of-pocket expenditures incurred directly in connection with negotiating this Agreement and/or conducting due diligence activities contemplated hereunder, or (b) Twenty-Five Thousand and No/100 Dollars ($25,000.00), provided, however, that Purchaser must make written demand of Seller for such reimbursement and provide Seller reasonable supporting documentation of actual expenditures within 30 days of the termination of this Agreement, and if Purchaser fails to provide such written demand and supporting documentation within such 30-day period, then Purchaser shall be deemed to have forever waived its right to recover any amount from Seller.

Schedule 1.1.3, Allocation of Purchase Price

ARTICLE 5
Title and Survey

Section 5.1 Title Commitment. Seller shall cause to be prepared and delivered to Purchaser on or before the Title Commitment Delivery Date: (a) a current commitment for title insurance or preliminary title report (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price and on a ALTA 1992 Standard Form commitment, with Purchaser as the proposed insured, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

Section 5.2 New or Updated Survey. Purchaser may elect to obtain a new survey or revise, modify, or re-certify an existing survey (“Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser’s objectives.

Section 5.3 Title Review. During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Seller shall have no obligation to cure title objections except financing liens of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such financing liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent (if requested, such consent shall not be unreasonably withheld or delayed). The term “Permitted Exceptions” shall mean: (i) the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Title and Survey Review Period and that Seller is not required to remove as provided above; (ii) matters created by, through or under Purchaser; (iii) items shown on the Survey which have not been removed as of the end of the Inspection Period (or if Purchaser does not obtain a Survey, all matters that a current, accurate survey of the Property would show); (iv) real estate taxes not yet due and payable; (v) rights of tenants under the Leases; rights of tenants or licensees under License Agreements, in each case as tenants or licensees only, without purchase options or rights of first refusal; and (vi) any licensees under any Service Contracts not terminated as of Closing.

Section 5.4 Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s title to the Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

Schedule 1.1.3, Allocation of Purchase Price

ARTICLE 6
Operations and Risk of Loss

Section 6.1 Ongoing Operations. From the Effective Date through Closing:

6.1.1 Leases, Service Contracts and License Agreements. Seller will perform its material obligations under the Leases, Service Contracts and License Agreements.

6.1.2 New Contracts. Except as provided in Section 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than 30 days’ prior notice.

6.1.3 Maintenance of Improvements; Removal of Personal Property. Subject to Section 6.2 and Section 6.3, Seller shall maintain or cause the tenants under the Leases to maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

6.1.4 Leasing; License Agreements. Seller will not change its current leasing or management practices without the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed. If Purchaser’s consent is requested by Seller as to any change to its current leasing or management practices, Purchaser agrees to give Seller written notice of approval or disapproval of the proposed change within three (3) business days after Purchaser’s receipt of notice of such change. If Purchaser does not respond to Seller’s request within such time period, then Purchaser will be deemed to have approved such change.

Section 6.2 Damage. If prior to Closing any Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1 Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, either Seller or Purchaser may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of 30 days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Purchaser so terminates this Agreement within said 30-day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (a) the cost of repair or (b) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any), and for any uninsured loss. For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage to a Property which, in Seller’s reasonable estimation, exceeds $100,000.00 to repair.

Schedule 1.1.3, Allocation of Purchase Price

6.2.2 Not Material. If a Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to 30 days to complete such repairs), or (b) credit Purchaser at Closing for the reasonable cost to complete the repair as determined by Purchaser (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

Section 6.3 Condemnation. If proceedings in eminent domain are instituted with respect to any Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within ten days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.

ARTICLE 7
Closing

Section 7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

Section 7.2 Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1 Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for (a) representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date, and (b) Seller’s representations and warranties under Section 9.1.2 and Section 9.1.3, which will be true and correct in all material respects as of the Effective Date;

7.2.2 Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

Schedule 1.1.3, Allocation of Purchase Price

7.2.3 Actions, Suits, etc. There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would prevent the other party from performing its obligations under this Agreement.

7.2.4 Title Policy. Purchaser’s obligation to consummate the transactions contemplated by this Agreement is conditioned upon the Title Company shall be unconditionally and irrevocably obligated to issue the Title Policy with liability in the amount of the Purchase Price showing title to the Property vested in Purchaser and subject only to the Permitted Exceptions.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), subject to any applicable notice and cure periods provided in Section 10.1 and Section 10.2, such party may, in its sole discretion, (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or (ii) elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

Section 7.3 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, each Seller shall deliver in escrow to Escrow Agent the following with respect to the Property owned by such Seller:

7.3.1 Deed. A special warranty deed in the form of Exhibit B hereto (or other limited warranty deed, as Seller’s local counsel or Title Company shall advise, warranting title only against any party claiming by, through or under Seller) in form acceptable for recordation under the law of the state where the Property is located and restating the provisions of Article 11 hereof and including a list of Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser Seller’s interest in the Real Property (the “Deed”);

7.3.2 Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit C attached hereto (the “Assignment”), executed and acknowledged by Seller, vesting in Purchaser, without warranty, Seller’s right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;

7.3.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto executed by Seller;

7.3.5 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy; and

7.3.6 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

Schedule 1.1.3, Allocation of Purchase Price

Section 7.4 Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1 Bill of Sale, Assignment and Assumption. Each Assignment, executed and acknowledged by Purchaser;

7.4.2 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property;

7.4.3 Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and

7.4.4 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement, in each case in form and substance reasonably acceptable to Purchaser (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

Section 7.5 Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

Section 7.6 Purchase Price. At or before 1:00 p.m. local time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date by wire transfer (or by such other reasonable method as requested by Seller); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

Section 7.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

Section 7.8 Delivery of Books and Records. After the Closing, Seller shall deliver to the offices of Purchaser’s property manager or to the Real Property to the extent in Seller’s or its property manager’s possession or control: Lease Files; License Agreements; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; all advertising materials; booklets; and keys.

Section 7.9 Notice to Tenants. Seller and Purchaser shall each execute, and Purchaser shall deliver to each tenant immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit E attached hereto, or such other form as may be required by applicable state law. This obligation on the part of Purchaser shall survive the Closing.

Schedule 1.1.3, Allocation of Purchase Price

ARTICLE 8
Prorations, Deposits, Commissions

Section 8.1 Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (and including) the date of Closing: (i) Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing, fees and assessments; (ii) prepaid expenses and obligations under Service Contracts; (iii) accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and (iv) any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

8.1.1 Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any additional Taxes relating to the year of Closing or prior years arising out of a change in the use of the Real Property or a change in ownership shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the Closing.

8.1.2 Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits or escrows with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits, escrows, bonds or letters of credit held by any utility company, owner’s association or any quasi-governmental authority as of the Closing Date.

8.1.3 Tenant Receivables. Rents due from tenants under Leases and from tenants or licensees under License Agreements and operating expenses and/or taxes payable by tenants under Leases (collectively, “Tenant Receivables”) and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

(a) Tenant Receivables and other income received from tenants under Leases and/or tenants or licensees under License Agreements after Closing shall be applied, in the following order of priority: (A) first, to payment of Tenant Receivables then due for the period of time following Closing; and (B) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount, for the first sixty (60) days following Closing shall be delivered to Seller. Seller shall have no right to pursue the collection of Uncollected Delinquent Tenant Receivables after Closing; provided, however, Purchaser shall use commercially reasonable efforts to collect Uncollected Delinquent Tenant Receivables for the benefit of Seller. Any sums received by either Purchaser or Seller to which the other party is entitled shall be held in trust by such receiving party for the account of the other party, and the receiving party shall remit to the party entitled to the same any such sums received by the receiving party within ten business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (i) bill the same when billable and (ii) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due. The provisions of this Section 8.1.3(a) shall survive the Closing.

Schedule 1.1.3, Allocation of Purchase Price

(b) Without limiting the generality of the requirements of Section 8.1.3(a)(C) above, if the final reconciliation or determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Seller to Purchaser, said amount shall be paid by Seller to Purchaser within ten business days of such final determination under the Leases. If the final determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Purchaser to Seller, Purchaser shall, within ten business days of such final determination, remit said amount to Seller. Purchaser agrees to receive and hold any monies received on account of such past due expenses and/or taxes in trust for Seller and to pay same promptly to Seller as aforesaid. The provisions of this Section 8.1.3(b) shall survive the Closing.

Section 8.2 Leasing Costs. If the Closing occurs, Purchaser shall be solely responsible to each tenant for any reconciliation obligations or payments owed under the terms of the Leases and shall indemnify, defend and hold Sellers harmless from and against any cost, expense, claim, loss, liability or damages, including reasonable attorneys’ fees, and court costs, actually suffered or actually incurred by Sellers as a result of Purchaser’s failure to refund such overpayments to tenants as and when required pursuant to the terms of their respective Leases, which obligations shall survive the Closing.

Section 8.3 Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

Section 8.4 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing; provided that any such final adjustments shall be made within six (6) months following Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.

Section 8.5 Tenant Deposits. All tenant and licensee security deposits collected and not applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser.

Section 8.6 Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Other than as stated in this Section 8.6, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

ARTICLE 9
Representations and Warranties

Section 9.1 Seller’s Representations and Warranties. Each Seller represents and warrants to Purchaser, as to the Property owned by such Seller to the extent applicable that:

9.1.1 Organization and Authority; Conflicts and Pending Actions. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement. To Seller’s knowledge, there is no action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

Schedule 1.1.3, Allocation of Purchase Price

9.1.2 Tenant Leases, Service Contracts and License Agreements. As of the Effective Date, the current Rent Roll for each Property is attached as Exhibit G-1 through Exhibit G-3. For purposes of this Agreement, the Rent Roll shall only be deemed to be materially inaccurate or incorrect if it is inaccurate or incorrect by more than 5% of the gross monthly income for the Property as set forth therein.

9.1.3 Notices from Governmental Authorities. To Seller’s knowledge, Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser.

9.1.4. Property Information. As of the Effective Date, the current Rent Roll for each Property is attached as Exhibit G-1 through Exhibit G-3. For purposes of this Agreement, the Rent Roll shall only be deemed to be materially inaccurate or incorrect if it is inaccurate or incorrect by more than 5% of the gross monthly income for the Property as set forth therein.

9.1.5 Litigation. No pending or, to the knowledge of Seller, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Seller’s obligations or covenants to Purchaser.

9.1.6 Compliance. To Seller’s actual knowledge, Seller has received no written notice that the Property or any portion thereof is in violation of any state, federal or local law or ordinance, including, without limitation, health and safety codes, building codes, seismic codes and those codes governing the use, storage and/or release of Hazardous Materials.

9.1.7 Title. Seller owns fee simple title to the Property, subject to the Permitted Exceptions.

9.1.8 Prohibited Persons and Transactions. Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

Section 9.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

9.2.1 Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company in good standing in the State of North Carolina and is qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

Schedule 1.1.3, Allocation of Purchase Price

9.2.2 Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.2.3 ERISA. Purchaser is not an employee benefit plan (a “Plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), Purchaser’s assets do not constitute “plan assets” within the meaning of the “plan asset regulations” (29.C.F.R. Section 2510.3-101), and Purchaser’s acquisition of the Property will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

9.2.4 Prohibited Persons and Transactions. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations OFAC (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

Section 9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and, except as provided in clause (b) of Section 7.2.1, are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of nine (9) months (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Spencer Engler-Coldren (“Seller’s Representatives”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Representatives, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (a) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, and (b) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $10,000.00. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had actual knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser will be limited to $110,000.00. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

Schedule 1.1.3, Allocation of Purchase Price

ARTICLE 10
Default and Remedies

Section 10.1 Seller’s Remedies. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) business day after written notice thereof from Seller or the Closing Date (except no notice or cure period shall apply if Purchaser fails to timely consummate the purchase of the Property or the timely payment of the Purchase Price hereunder), Seller shall be entitled, as its sole remedy (except as provided in Section 4.10, Section 8.6, Section 10.3 and Section 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement.

Section 10.2 Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) business day after written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller within one business day after Purchaser first learns of any such default or breach by Seller, except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, (b) enforce specific performance to consummate the sale of the Property hereunder; provided, however, Purchaser shall commence any such action within sixty (60) days following the scheduled Closing date, (c) an action for damages to seek reimbursement by Seller of all of Purchaser’s reasonable out of pocket costs incurred in the performance of this Agreement, including reasonable attorneys’ fees and court costs and all interest that accrues or might be awarded on such amounts; provided, however, that Seller’s reimbursement obligation shall not exceed the sum of Seventy-Five Thousand and 00/100 Dollars ($75,000.00), or (d) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Purchaser’s remedies shall be limited to those described in this Section 10.2 and Section 10.3 and Section 10.4 hereof. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

Section 10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.

Schedule 1.1.3, Allocation of Purchase Price

Section 10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

ARTICLE 11
Disclaimers, Release and Indemnity

Section 11.1 Disclaimers By Seller. Except as expressly set forth in this Agreement and in the documents executed by Seller at Closing, it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.

Section 11.2 Sale “As Is, Where Is”. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

Schedule 1.1.3, Allocation of Purchase Price

Section 11.3 Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), as amended, and the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

Section 11.4 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

Section 11.5 Indemnity. Purchaser agrees to indemnify, defend and hold Seller harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature which arise or accrue after Closing and which are in any way related to the ownership, maintenance, or operation of the Property by Purchaser and its successors and assigns, including, without limitation, in connection with Hazardous Materials.

Schedule 1.1.3, Allocation of Purchase Price

Section 11.6 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12
Miscellaneous

Section 12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (a) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser, (b) all of the Earnest Money must have been delivered in accordance herewith, (c) the Inspection Period shall be deemed to have ended, (d) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations, (e) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least ten days prior to Closing, and (f) the requirements in Section 12.17 are satisfied.

Section 12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

Section 12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

Section 12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the applicable Real Property is located.

Section 12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

Section 12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits attached hereto are incorporated herein by this reference for all purposes.

Schedule 1.1.3, Allocation of Purchase Price

Section 12.7 Time. Time is of the essence in the performance of this Agreement.

Section 12.8 Confidentiality; Press Releases. Purchaser shall make no public announcement, press release or disclosure of the transactions contemplated under this Agreement, nor any information related to this Agreement, to outside brokers, media or third parties, before or after the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may, subject to the provisions of Section 4.7, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser. Without limiting the foregoing requirement for Seller approval, the name “Crow Holdings” shall not be used or referenced in any public announcement, press release or disclosure relating to the transactions contemplated under this Agreement. Purchaser acknowledges and agrees that the use of such name in any public announcement, press release or disclosure is not accurate and Purchaser will instruct Purchaser’s partners, lenders, investors, brokers, agents, employees, officers, directors, attorneys and representatives (collectively, the “Purchaser Parties”) to comply with this provision. Purchaser, on behalf of itself and the Purchaser Parties, stipulates that the breach of the requirements of this Section 12.8 will cause irreparable harm to Seller for which damages may not constitute an adequate remedy. Accordingly, Purchaser agrees, on its own behalf and on behalf of the Purchaser Parties, that any breach of the requirements of this Section 12.8 may be enjoined by an appropriate court order or judgment. Seller’s remedies are not limited to injunctive relief for a breach of the requirements of this Section 12.8, and all legal and equitable remedies will continue to be available to Seller. After the expiration of the Inspection Period and at least three business days prior to Closing, Purchaser shall deliver written notice to Broker of the requirements of this Section 12.8, instructing Broker to comply with same. The provisions of this Section 12.8 shall survive Closing.

Section 12.9 No Electronic Transactions. The parties hereby acknowledge and agree this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the “Notices” section of this Agreement.

Section 12.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy delivered by another method permitted under this Section 12.10. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. Except for electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

Section 12.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Schedule 1.1.3, Allocation of Purchase Price

Section 12.12 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located.

Section 12.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by electronic mail counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 12.9 other than electronic mail.

Section 12.14 No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation.

Section 12.15 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

Section 12.16 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

Section 12.17 ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

Section 12.18 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Purchaser’s indemnity obligation under Section 4.10 hereof.

Schedule 1.1.3, Allocation of Purchase Price

Section 12.19 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.20 Mandatory Arbitration. The parties have agreed to submit disputes to mandatory arbitration in accordance with the provisions of Exhibit H attached hereto and made a part hereof for all purposes. Each of Seller and Purchaser waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in Exhibit H attached hereto. The waiver of this Section 12.20 will not prevent Seller or Purchaser from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding arbitration or the enforcement of an award granted by arbitration herein or as expressly permitted by Section 10.1 hereof.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

Schedule 1.1.3, Allocation of Purchase Price

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN
CHR VIII-PCP MHC CHARLOTTE DIXIE, L.L.C.
CHR VIII-PCP MHC CHARLOTTE MEADOWBROOK, L.L.C.
CHR VIII-PCP MHC CHARLOTTE DRIFTWOOD, L.L.C.
AND
MHP PURSUITS LLC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLERS:	CHR VIII-PCP MHC CHARLOTTE DIXIE, L.L.C., a Delaware limited liability company

	By:	CH Realty VIII-Pacific Current MHC Charlotte JV, L.L.C.
Date executed by Sellers	a Delaware limited liability company,
October 18, 2021	its Manager

	By:	Charlotte MHC LLC
a Delaware limited liability company,
its Manager

	By:	Pacific Current Partners, LLC
a California limited liability company,
its Manager

	By:	/s/ Robert Spencer Engler-Coldren
	Name:	Robert Spencer Engler-Coldren
	Title:	Manager

Schedule 1.1.3, Allocation of Purchase Price

CHR VIII-PCP MHC CHARLOTTE MEADOWBROOK, L.L.C., a Delaware limited liability company
By:	CH Realty VIII-Pacific Current MHC Charlotte JV, L.L.C.
a Delaware limited liability company,
its Manager

By:	Charlotte MHC LLC
a Delaware limited liability company,
its Manager

By:	Pacific Current Partners, LLC
a California limited liability company,
its Manager

By:	/s/ Robert Spencer Engler-Coldren
Name:	Robert Spencer Engler-Coldren
Title:	Manager

CHR VIII-PCP MHC CHARLOTTE DRIFTWOOD, L.L.C., a Delaware limited liability company
By:	CH Realty VIII-Pacific Current MHC Charlotte JV, L.L.C.
a Delaware limited liability company,
its Manager

By:	Charlotte MHC LLC
a Delaware limited liability company,
its Manager

By:	Pacific Current Partners, LLC
a California limited liability company,
its Manager

By:	/s/ Robert Spencer Engler-Coldren
Name:	Robert Spencer Engler-Coldren
Title:	Manager

Schedule 1.1.3, Allocation of Purchase Price

PURCHASER:	MHP PURSUITS LLC, a North Carolina limited liability company
Date executed by Sellers
October 19, 2021	By:	/s/ Adam Martin
	Name:	Adam Martin
	Title:	Chief Investment Officer

The undersigned executes this Agreement solely for the purpose of giving effect to Section 12.20.

Purchaser’s Attorney

Schedule 1.1.3, Allocation of Purchase Price

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

STEWART TITLE GUARANTY COMPANY

Date executed by Escrow Agent	By:	/s/ Monique Saxbury
	Name:	Monique Saxbury
October 27, 2021	Title:	Senior Escrow Officer

Schedule 1.1.3, Allocation of Purchase Price